Exhibit 4.1
WARRANT AGREEMENT
dated as of
September 21, 2010
between
THE HARTFORD FINANCIAL SERVICES GROUP, INC.,
and
THE BANK OF NEW YORK MELLON
For 52,093,973 Warrants to Purchase Common Stock

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TABLE OF CONTENTS
(continued)

Page
Section 6.04 Governing Law	18
Section 6.05 Successors	18
Section 6.06 Multiple Originals	18
Section 6.07 Inspection of Agreement	18
Section 6.08 Headings	18
Section 6.09 Severability	18
Section 6.10 Customer Identification Program	18

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TABLE OF CONTENTS

Page
Exhibit A Form of Warrant	A-1

iii

     This WARRANT AGREEMENT is dated as of September 21, 2010 (this “Agreement”), between The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation with trust powers (the “Warrant Agent”). All terms used but not defined in this Agreement shall have the respective meanings assigned to them in the form of Warrant Certificate attached to this Agreement as Exhibit A.
     The Company originally issued 52,093,973 warrants to purchase the Company’s Common Stock (each, a “Warrant” and, collectively, the “Warrants”) to the U.S. Department of the Treasury (“Treasury”) in connection with Treasury’s Capital Purchase Program and pursuant to the Letter Agreement dated June 26, 2009 between the Company and Treasury, which agreement incorporates by reference Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A. Treasury now desires to sell all or a portion of the Warrants at any time or from time to time.
     Each Warrant entitles the registered holder thereof (the “Holder”) to purchase one share of Common Stock, subject to the provisions of this Agreement and the relevant Warrant Certificate. Each Warrant Certificate (including any Global Warrant) shall evidence such number of Warrants as is set forth therein, subject to adjustment pursuant to the provisions of the Warrant Certificate. The Warrants and the shares of Common Stock issuable upon exercise of the Warrants will be freely transferable by Holders that are not Affiliates of the Company.
     The Company desires the Warrant Agent to act on behalf of the Company in connection with the registration, transfer, exchange, redemption, exercise and cancellation of the Warrants as provided in this Agreement and the Warrant Certificates, and the Warrant Agent is willing to so act.
     Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of Warrants:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.
     “Agent Members” means the securities brokers and dealers, banks and trust companies, clearing organizations and certain other organizations that are participants in the Depositary’s system.

     “business day” means any day except Saturday, Sunday, any day on which banking institutions in the State of New York are authorized or required by law or other governmental actions to close and, so long as the Warrants are listed on the New York Stock Exchange, any day on which the New York Stock Exchange is authorized or required by law or other governmental actions to close.
     “Common Stock” means the common stock, par value $0.01 per share, of the Company.
     “Definitive Warrant” means a Warrant Certificate in definitive form that is not deposited with the Depositary or with the Warrant Agent as custodian for the Depositary.
     “Depositary” means The Depository Trust Company, its nominees and their respective successors.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Exercise Price” has the meaning set forth in the form of Warrant Certificate attached as Exhibit A hereto.
     “Officer” means the Chairman of the Board, President, Chief Financial Officer, General Counsel, Controller and the Secretary of the Company.
     “Officers’ Certificate” means a certificate signed by two Officers.
     “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Warrant Agent. Such counsel may be an employee of or counsel to the Company or the Warrant Agent.
     “Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization, or government or any agency or political subdivision thereof or any other entity.
     “Shares” has the meaning set forth in the form of Warrant Certificate attached to this Agreement as Exhibit A.
     “Warrant Certificate” means any fully registered certificate (including a Global Warrant) issued by the Company and authenticated by the Warrant Agent under this Agreement evidencing Warrants, in the form attached to this Agreement as Exhibit A.
     “Warrant Share Number” has the meaning set forth in the form of Warrant Certificate attached to this Agreement as Exhibit A.

     Section 1.02 Other Definitions.

Term	Defined in Section
“Agreement”	Recitals
“Company”	Recitals
“Global Warrant”	2.01(a)
“Holders”	Recitals
“Registry”	2.03
“Treasury”	Recitals
“Warrant”	Recitals
“Warrant Agent”	Recitals
     Section 1.03 Rules of Construction.
     Unless the text otherwise requires:
     (a) a defined term has the meaning assigned to it;
     (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof;
     (c) “or” is not exclusive;
     (d) “including” means including, without limitation; and
     (e) words in the singular include the plural and words in the plural include the singular.
ARTICLE II
WARRANT
     Section 2.01 Form.
     (a) Global Warrants. Except as provided in Section 2.04 or 2.05, Warrants issued upon any transfer or exchange thereof shall be issued in the form of one or more permanent global Warrants in fully registered form with the global securities legend set forth in Exhibit A to this Agreement (each, a “Global Warrant”), which shall be deposited on behalf of the Company with the Warrant Agent, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned by the Warrant Agent as hereinafter provided.

     (b) Book-Entry Provisions. This Section 2.01(b) shall apply only to a Global Warrant deposited with or on behalf of the Depositary.
     (1) The Company shall execute and the Warrant Agent shall, in accordance with Section 2.02, countersign, either by manual or facsimile signature, and deliver one or more Global Warrants that (A) shall be registered in the name of the Depositary or the nominee of the Depositary and (B) shall be delivered by the Warrant Agent to the Depositary or pursuant to the Depositary’s instructions or held by the Warrant Agent as custodian for the Depositary. Each Global Warrant shall be dated the date of its countersignature by the Warrant Agent.
     (2) Agent Members shall have no rights under this Agreement with respect to any Global Warrant held on their behalf by the Depositary or by the Warrant Agent as the custodian of the Depositary or under such Global Warrant except to the extent set forth in this Agreement or in a Warrant Certificate, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of such Global Warrant for all purposes whatsoever. Notwithstanding the foregoing, nothing in this Agreement shall (A) prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and the Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Global Warrant shall be exercised through the Depositary subject to the applicable procedures of the Depositary except to the extent set forth in this Agreement or in a Warrant Certificate.
     (c) Definitive Securities. Except as provided in Section 2.04 or 2.05, owners of beneficial interests in Global Warrants will not be entitled to receive physical delivery of Definitive Warrants.
     (d) Warrant Certificates. Warrant Certificates shall be in substantially the form attached to this Agreement as Exhibit A and shall be typed, printed, lithographed or engraved or produced by any combination of such methods or produced in any other manner permitted by the rules of any securities exchange on which the Warrants may be listed, all as determined by the Officer or Officers executing such Warrant Certificates, as evidenced by their execution thereof. Any Warrant Certificate shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, (1) as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, (2) such as may be required to comply with this Agreement, any applicable law or any rule of any securities exchange on which the Warrants may be listed, and (3) such as may be necessary to conform to customary usage.
     Section 2.02 Execution and Countersignature.

     (a) Execution by the Company. At least one Officer shall sign the Warrant Certificates for the Company by manual or facsimile signature. If an Officer whose signature is on a Warrant Certificate no longer holds that office at the time the Warrant Agent countersigns the Warrant Certificate, the Warrants evidenced by such Warrant Certificate shall be valid nevertheless.
     (b) Countersignature by the Warrant Agent. The Warrant Agent shall initially countersign, either by manual or facsimile signature, and deliver Warrant Certificates entitling the Holders thereof to purchase in the aggregate not more than 52,093,973 shares of Common Stock (subject to adjustment as provided in such Warrant Certificates) upon a written order of the Company signed by one Officer of the Company. Such order shall specify the number of Warrants to be evidenced on the Warrant Certificate to be countersigned, the date on which such Warrant Certificate is to be countersigned and the number of Warrants then authorized. Each Warrant Certificate shall be dated the date of its countersignature by the Warrant Agent.
     (c) Subsequent Issue of Warrant Certificates. At any time and from time to time after the execution of this Agreement, the Warrant Agent shall upon receipt of a written order of the Company signed by an Officer of the Company countersign, either by manual or facsimile signature, for issue a Warrant Certificate evidencing the number of Warrants specified in such order; provided, however, that the Warrant Agent shall be entitled to receive, in connection with such countersignature of Warrants described in this Section 2.02(c), an Officers’ Certificate and an Opinion of Counsel of the Company to the effect that issuance and execution of such Warrants is authorized or permitted by this Agreement.
     (d) Validity of Warrant Certificates. The Warrants evidenced by a Warrant Certificate shall not be valid until an authorized signatory of the Warrant Agent countersigns the Warrant Certificate either manually or by facsimile signature. Such signature shall be solely for the purpose of authenticating the Warrant Certificate and shall be conclusive evidence that the Warrant Certificate so countersigned has been duly authenticated and issued under this Agreement.
     Section 2.03 Registry.
     The Warrants shall be issued in registered form only. The Warrant Agent shall keep a registry (the “Registry”) of the Warrant Certificates and of their transfer and exchange. The Registry shall show the names and addresses of the respective Holders and the date and number of Warrants evidenced on the face of each of the Warrant Certificates. The Holder of any Global Warrant will be the Depositary or a nominee of the Depositary in whose name the Global Warrant is registered. The Warrant holdings of Agent Members will be recorded on the books of the Depositary. The beneficial interests in the Global Warrant held by customers of Agent Members will be reflected on the books and records of such Agent Members and will not be known to the Warrant Agent, the Company or to the Depositary.
     The Company and the Warrant Agent may deem and treat any Person in whose name a Warrant Certificate is registered in the Registry as the absolute owner of such Warrant

Certificate for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.
     Section 2.04 Transfer and Exchange.
     (a) Transfer and Exchange of Global Warrants.
     (1) The transfer and exchange of Global Warrants or beneficial interests therein shall be effected through the book-entry system maintained by the Depositary, in accordance with this Agreement and the Warrant Certificates and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Warrant (or the relevant Agent Member on behalf of such transferor) shall deliver to the Warrant Agent (x) a written order signed by an officer of the Company given in accordance with the Depositary’s procedures containing information regarding the account of the Agent Member to be credited with a beneficial interest in the Global Warrant and (y) a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder thereof or by his attorney, duly authorized in writing. Additionally, prior to the Holder registering the transfer or making the exchange as requested, the requirements for such transfer or exchange to be issued in a name other than the registered Holder shall be met. Such requirements include, inter alia, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association (at a guarantee level acceptable to the Company’s transfer agent), and any other reasonable evidence of authority that may be required by the Warrant Agent. Upon satisfaction of the conditions in this Clause (i), the Warrant Agent shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Agent Member specified in such instructions a beneficial interest in the Global Warrant and to debit the account of the Agent Member making the transfer of the beneficial interest in the Warrant being transferred.
     (2) Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 2.05), a Global Warrant may only be transferred as a whole, and not in part, and only by (A) the Depositary to a nominee of the Depositary, (B) a nominee of the Depositary to the Depositary or another nominee of the Depositary or (C) the Depositary or any such nominee to a successor Depositary or its nominee.
     (3) In the event that a Global Warrant is exchanged and transferred for Definitive Warrants pursuant to Section 2.05, such Warrants may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.04 and the requirements of any Warrant Certificate and such other procedures as may from time to time be adopted by the Company that are not inconsistent with the terms of this Agreement or of any Warrant Certificate.
     (b) Cancellation or Adjustment of Global Warrant. At such time as all beneficial interests in a Global Warrant have been exchanged for Definitive Warrants, redeemed, repurchased or canceled, such Global Warrant shall be returned to the Depositary for cancellation or retained and canceled by the Warrant Agent. At any time prior to such cancellation, if any beneficial interest in a Global Warrant is transferred or exchanged for Definitive Warrants, redeemed, repurchased or canceled, the number of Warrants represented by such Global Warrant will be reduced and the Warrant Agent shall make an adjustment on its books and records to reflect such reduction.
     (c) Obligations with Respect to Transfers and Exchanges of Warrants.
     (1) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall countersign, either by manual or facsimile signature, Global Warrants and Definitive Warrants as required pursuant to the provisions of Section 2.02 and this Section 2.04.
     (2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith. The Warrant Agent shall have no duty or obligation under any Section of this Agreement requiring the payment of taxes, assessments, and/or governmental charges unless and until it is satisfied that all such taxes, assessments, and/or governmental charges have been paid.
     (3) All Warrants issued upon any transfer or exchange pursuant to the terms of this Agreement shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such transfer or exchange.
     (d) No Obligation of the Warrant Agent.
     (1) The Warrant Agent shall have no responsibility or obligation to any beneficial owner of a Global Warrant, any Agent Member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Warrants or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Warrants. All notices and communications to be given to the Holders and all payments to be made to Holders under the Warrants shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Warrant). The rights of beneficial owners in any Global Warrant shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Warrant Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
     (2) The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Warrant (including any transfer between or among the Agent Members or beneficial owners in any Global Warrant) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     Section 2.05 Definitive Warrants.
     (a) Issuance of Definitive Warrants. Beneficial interests in a Global Warrant deposited with the Depositary or with the Warrant Agent as custodian for the Depositary pursuant to Section 2.01 shall be transferred to each beneficial owner thereof in the form of Definitive Warrants evidencing a number of Warrants equivalent to such owner’s beneficial interest in such Global Warrant, in exchange for such Global Warrant, only if such transfer complies with Section 2.04 and (1) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Warrant or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each such case, a successor Depositary is not appointed by the Company within 90 days of such notice, (2) the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to cause the issuance of Definitive Warrants under this Agreement, or (3) the Company shall be adjudged a bankrupt or insolvent or make an assignment for the benefit of its creditors or institute proceedings to be adjudicated a bankrupt or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under Federal bankruptcy laws or any other similar applicable Federal or State law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if a public officer shall have taken charge or control of the Company or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation.
     (b) Surrender of Global Warrants and Exchange for Definitive Warrants. Any Global Warrant that is transferable to the beneficial owners thereof in the form of Definitive Warrants pursuant to this Section 2.05 shall be surrendered by the Depositary to the Warrant Agent, to be so transferred, in whole or from time to time in part, without charge, and the Warrant Agent shall countersign, either by manual or facsimile signature, and deliver to each beneficial owner in the name of such beneficial owner, upon such transfer of each portion of such Global Warrant, Definitive Warrants evidencing a number of Warrants equivalent to such beneficial owner’s beneficial interest in the Global Warrant. The Warrant Agent shall register such transfer in the Registry, and upon such transfer the surrendered Global Warrant shall be cancelled by the Warrant Agent.
     (c) Validity of Definitive Warrants. All Definitive Warrants issued upon transfer pursuant to this Section 2.05 shall be the valid obligations of the Company, evidencing the same obligations of the Company and entitled to the same benefits under this Agreement and the Global Warrant surrendered upon such transfer.

     (d) Definitive Warrant Certificates. In the event of the occurrence of any of the events specified in Section 2.05(a), the Company will promptly make available to the Warrant Agent a reasonable supply of Definitive Warrants in definitive, fully registered form.
     (e) No Liability. Neither the Company nor the Warrant Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.
     Section 2.06 Replacement Certificates.
     If a mutilated Warrant Certificate is surrendered to the Warrant Agent or if the Holder of a Warrant Certificate provides evidence reasonably satisfactory to the Company and the Warrant Agent that the Warrant Certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Warrant Agent shall countersign, by either manual or facsimile, a replacement Warrant Certificate of like tenor and representing an equivalent number of Warrants, if the reasonable requirements of the Warrant Agent and of Section 8-405 of the Uniform Commercial Code as in effect in the State of New York are met. If required by the Warrant Agent or the Company, such Holder shall furnish an indemnity bond sufficient in the reasonable judgment of the Company and the Warrant Agent to protect the Company and the Warrant Agent from any loss that either of them may suffer if a Warrant Certificate is replaced. The Company and the Warrant Agent may charge the Holder for their expenses in replacing a Warrant Certificate prior to issuing and delivering a replacement Warrant Certificate to such Holder. Every replacement Warrant Certificate evidences an additional obligation of the Company.
     Section 2.07 Outstanding Warrants.
     Warrants outstanding at any time are all Warrants evidenced on all Warrant Certificates authenticated by the Warrant Agent, except for those canceled by it and those delivered to it for cancellation. A Warrant ceases to be outstanding if the Company or an Affiliate of the Company holds the Warrant.
     If a Warrant Certificate is replaced pursuant to Section 2.06, the Warrants evidenced thereby cease to be outstanding, unless the Warrant Agent and the Company receive proof satisfactory to them that the replaced Warrant Certificate is held by a bona fide purchaser.
     Section 2.08 Cancellation.
     In the event the Company shall purchase or otherwise acquire Definitive Warrants, the same shall thereupon be delivered to the Warrant Agent for cancellation.
     The Warrant Agent and no one else shall cancel and destroy all Warrant Certificates surrendered for transfer, exchange, replacement, exercise or cancellation and deliver a certificate of such destruction to the Company, unless the Company directs the Warrant Agent to deliver any canceled Warrant Certificates to the Company. The Company may not issue new Warrant Certificates to replace Warrant Certificates to the extent they evidence Warrants that have been exercised or Warrants that the Company has purchased or otherwise acquired.

     Section 2.09 CUSIP Numbers.
     In issuing the Warrants, the Company may use CUSIP numbers (if then generally in use) and, if so, the Warrant Agent shall use CUSIP numbers in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such CUSIP numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.
     Section 2.10 Proxies.
     The registered Holder of a Global Warrant may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Agreement or the Warrants.
ARTICLE III
EXERCISE TERMS
     Section 3.01 Exercise.
     The Exercise Price of each Warrant, the Warrant Share Number, the number of Warrants evidenced by any Warrant Certificate and the Expiration Time of each Warrant shall be set forth in the related Warrant Certificate. The Exercise Price of each Warrant and the Warrant Share Number are subject to adjustment pursuant to the terms set forth in the Warrant Certificate.
     Section 3.02 Manner of Exercise and Issuance of Shares.
     Warrants may be exercised in the manner set forth in Section 3 of the Warrant Certificate, and upon any such exercise, Shares shall be issued in the manner set forth in Section 4 of the Warrant Certificate.
     Section 3.03 Covenants Relating to Common Stock Issuable Upon Warrant Exercise.
     (a) Common Stock Certificates. The Warrant Agent is hereby authorized to request from time to time from any stock transfer agents of the Company stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement, and the Company agrees to authorize and direct such transfer agents to comply with all such requests of the Warrant Agent. The Company shall supply such transfer agents with duly executed stock certificates for such purposes and shall provide or otherwise make available any cash or scrip that may be payable upon exercise of Warrants as provided herein and in each Warrant Certificate.
     (b) Common Stock Reserve. The Company hereby confirms that it previously has authorized and instructed its Transfer Agent and registrar for the Common Stock to create a special account for the reserve of shares of Common Stock to be issued upon exercise of the

Warrants, and such reserve account shall be maintained until the earlier of (1) the Expiration Time and (2) the time at which all Warrants have been exercised.
ARTICLE IV
ANTIDILUTION PROVISIONS
     Section 4.01 Antidilution Adjustments; Notice of Adjustment.
     The Exercise Price and the Warrant Share Number shall be subject to adjustment from time to time as provided in Section 12 of the Warrant Certificate. Whenever the Exercise Price or the Warrant Share Number is so adjusted or is proposed to be adjusted as provided in Section 12 of the Warrant Certificate, the Company shall deliver to the Warrant Agent the notices or statements, and shall cause a copy of such notices or statements to be sent or communicated to each Holder pursuant to Section 6.03, as provided in Sections 12(H) and (I) of the Warrant Certificate.
     Section 4.02 Adjustment to Warrant Certificate.
     The form of Warrant Certificate need not be changed because of any adjustment made pursuant to the Warrant Certificate, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same Warrant Share Number as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.
ARTICLE V
WARRANT AGENT
     Section 5.01 Appointment of Warrant Agent.
     The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the provisions of this Agreement, and the Warrant Agent hereby accepts such appointment. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement, except for its own gross negligence, willful misconduct or bad faith. Notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, punitive, incidental, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.
     Section 5.02 Rights and Duties of Warrant Agent.

     (a) Agent for the Company. In acting under this Warrant Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any of the holders of Warrant Certificates or beneficial owners of Warrants.
     (b) Counsel. The Warrant Agent may consult with counsel satisfactory to it (who may be Kelley Drye & Warren LLP or counsel to the Company), and the advice of such counsel shall be full and complete authorization and protection to the Warrant Agent in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.
     (c) Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it, absent gross negligence, willful misconduct or bad faith, in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper officers or other parties of the Company. The Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.
     (d) No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are specifically set forth in this Agreement and in the Warrant Certificates, and no implied or inferred duties, responsibility or obligations of the Warrant Agent shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may involve it in any expense or liability for which it does not receive indemnity if such indemnity is reasonably requested. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates countersigned by the Warrant Agent and delivered by it to the Holders or on behalf of the Holders pursuant to this Agreement or for the application by the Company of the proceeds of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrant Certificates or in the case of the receipt of any written demand from a Holder with respect to such default, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise. The Warrant Agent shall have no duty or responsibility to ensure compliance with any applicable Federal or state securities law in connection with the issuance, transfer or exchange of any Warrants under this Agreement.
     (e) Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require an adjustment of the Warrant Share Number or the Exercise Price, or with respect to the nature or extent of any adjustment when made, or with respect to the method employed, herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall not be accountable with respect to the validity or value of any Shares or of any securities or property that may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Section 12 of the Warrant Certificate, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any Shares or stock certificates upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Section 12 of the Warrant Certificate, or to comply with any of the covenants of the Company contained in the Warrant Certificate or this Agreement.
     (f) Notices or Demands Addressed to the Company. If the Warrant Agent receives any notice or demand (other than Notice of Exercise of Warrants) addressed to the Company by the Holder of a Warrant, the Warrant Agent shall promptly forward such notice or demand to the Company.
     (g) Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, or is for any reason unsure as to what action to take hereunder, the Warrant Agent shall notify the Company in writing as soon as practicable, and upon delivery of such notice may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminate such ambiguity or uncertainty to the satisfaction of the Warrant Agent. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent is authorized and directed hereby to comply with any orders, judgments, or decrees of any court that it believes has jurisdiction over it and, absent gross negligence, willful misconduct or bad faith, will not be liable as a result of its compliance with the same.
     Section 5.03 Individual Rights of Warrant Agent.
     The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its affiliates or become pecuniarily interested in transactions in which the Company or its affiliates may be interested, or contract with or lend money to the Company or its affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing in this Agreement will preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
     Section 5.04 Warrant Agent’s Disclaimer.
     The Warrant Agent shall not be responsible for, and makes no representation as to the validity or adequacy of, this Agreement (except the due and valid authorized execution and delivery of this Agreement by the Warrant Agent) or the Warrant Certificates (except the due countersignature of the Warrant Certificates by the Warrant Agent), and it shall not be responsible for any statement in this Agreement or the Warrant Certificates other than its countersignature thereon; nor will the Warrant Agent be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Warrant Certificates.
     Section 5.05 Compensation and Indemnity.

     (a) Compensation of Warrant Agent. The Company agrees to pay the Warrant Agent the compensation to be agreed upon with the Company for all services rendered by the Warrant Agent under this Agreement and to reimburse the Warrant Agent upon request for all reasonable out-of-pocket expenses, including the reasonable and documented counsel fees and expenses, incurred by the Warrant Agent in connection with the preparation, delivery, administration, execution and amendment of this Agreement and the performance of the services rendered by the Warrant Agent under this Agreement. The Company is not obligated to reimburse any expense incurred by the Warrant Agent through gross negligence, willful misconduct or bad faith.
     (b) Indemnification by the Company. The Company shall indemnify and hold harmless the Warrant Agent, its officers and directors against any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it without gross negligence, willful misconduct or bad faith on its part arising out of or in connection with the acceptance, administration, exercise or performance of its duties under this Agreement. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. The costs and expenses incurred by the Warrant Agent in successfully enforcing its right of indemnification hereunder shall be paid by the Company. The Company is not obligated to indemnify against any loss or liability incurred by the Warrant Agent through willful misconduct, gross negligence or bad faith. The Company’s obligations pursuant to Sections 5.05(a) and (b) shall survive the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.
     Section 5.06 Successor Warrant Agent.
     (a) Company to Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Holders that there shall at all times be a Warrant Agent hereunder until all the Warrants have been exercised or cancelled or are no longer exercisable.
     (b) Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than 60 days after the date on which such notice is given unless the Company otherwise agrees. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective, which date shall not be less than 60 days after such notice is given unless the Warrant Agent otherwise agrees. Any removal under this Section 5.06(b) shall take effect upon the appointment by the Company as hereinafter provided of a successor Warrant Agent (which shall be (i) a bank or trust company, (ii) organized under the laws of the United States of America or one of the states thereof, (iii) authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers, (iv) having a combined capital and surplus of at least $50,000,000 (as set forth in its most recent reports of condition published pursuant to law or to the requirements of any United States federal or state regulatory or supervisory authority) and (v) having an office in the Borough of Manhattan, The City of New York) and the acceptance of such appointment by such successor Warrant Agent.
     (c) Company to Appoint Successor. In the event that at any time the Warrant Agent resigns, is removed, becomes incapable of acting, is adjudged bankrupt or insolvent, commences a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or under any other applicable Federal or State bankruptcy, insolvency or similar law, consents to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts generally as they become due, or takes corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises has been entered in respect of the Warrant Agent in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises has been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer takes charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, meeting the qualifications specified in Section 5.06(b), will be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. In the event that a successor Warrant Agent is not appointed by the Company, a successor Warrant Agent, qualified as aforesaid, will be appointed by the Warrant Agent or the Warrant Agent shall petition a court to appoint a successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent hereunder; provided, however, that in the event of the resignation of the Warrant Agent under this subsection (c), such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent’s notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent hereunder.
     (d) Successor to Expressly Assume Duties. Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, thereupon will become obligated to transfer, deliver and pay over, and such successor Warrant Agent will be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.
     (e) Successor by Merger. Any entity into which the Warrant Agent hereunder may be merged or consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent is a party, or any entity to which the Warrant Agent sells or otherwise transfers all or substantially all of its assets and business, will be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that it is qualified as described in Section 5.06(b).

     Section 5.07 Representations of the Company. The Company represents and warrants to the Warrant Agent that:
     (a) the Company has been duly organized and is validly existing under the laws of the jurisdiction of its incorporation;
     (b) this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; and
     (c) the execution and delivery of this Agreement does not, and the issuance of the Warrants in accordance with the terms of this Agreement and the Warrant Certificate will not, (i) violate the Company’s certificate of incorporation or by-laws, (ii) violate any law or regulation applicable to the Company or order or decree of any court or public authority having jurisdiction over the Company, or (iii) result in a breach of any mortgage, indenture, contract, agreement or undertaking to which the Company is a party or by which it is bound, except in the case of (ii) and (iii) for any violations or breaches that could not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
ARTICLE VI
MISCELLANEOUS
     Section 6.01 Persons Benefitting.
     Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Company, the Warrant Agent and the Holders any right, remedy or claim under or by reason of this Agreement or any part hereof.
     Section 6.02 Amendment.
     This Agreement and the Warrants may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or therein, or adding or changing any other provisions with respect to matters or questions arising under this Agreement or the Warrants, as the Company and the Warrant Agent may deem necessary or desirable; provided, however, that such action shall not adversely affect the rights of any of the Holders in any material respect. Any amendment or supplement to this Agreement or the Warrants that has a material adverse effect on the interests of any of the Holders or owners of a beneficial interest in a Global Warrant shall require the written consent of the Holders of a majority of the then-outstanding Warrants; provided that the consent of each Holder affected thereby shall be required for any amendment pursuant to which (i) the Exercise Price would be increased or the Warrant Share Number would be decreased (in each case, other than pursuant to adjustments provided for in Section 12 of the Warrant Certificate), (ii) the time period during which the Warrants are exercisable would be shortened or (iii) any change adverse to the Holder would be made to the anti-dilution provisions set forth in Article IV of this Agreement or Section 12 of the Warrant Certificate. In determining whether the Holders of the required number of Warrants have concurred in any direction, waiver or consent, Warrants owned by the Company or by any Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Warrant Agent shall be protected in relying on any such direction, waiver or consent, only Warrants that the Warrant Agent knows are so owned shall be so disregarded. Also, subject to the foregoing, only Warrants outstanding at the time shall be considered in any such determination. The Warrant Agent shall have no duty to determine whether any such amendment would have an effect on the rights or interests of the holders of the Warrants. Upon receipt by the Warrant Agent of an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the execution of the amendment have been complied with and such execution is permitted by this Agreement and the Warrant Certificate, the Warrant Agent shall join in the execution of such amendment; provided, that the Warrant Agent may, but shall not be obligated to, execute any amendment or supplement which affects the rights or changes or increases the duties or obligations of the Warrant Agent.
     Section 6.03 Notices.
     Any notice or communication shall be in writing and delivered in person, mailed by certified or registered mail, or nationally-recognized courier, or by facsimile or e-mail transmission, if acceptable to the parties, addressed as follows: if to the Company:
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155
Attention: Alan J. Kreczko
Facsimile: (860) 547-4721
Email: alan.kreczko@thehartford.com
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Craig B. Brod and Janet L. Fisher
Telephone: (212) 225-2000
Facsimile: (212) 225-3999
if to the Warrant Agent:
The Bank of New York Mellon
111 Founders Plaza
East Hartford, CT 06108
Attention: Lee Kowalsky
Telephone: (860) 282-3512
Facsimile: (860)528-6472

with a copy to:
The Bank of New York Mellon
Newport Office Center VII
480 Washington Blvd.
Jersey City, NJ 07310
Attention: General Counsel
Telephone: 201-680-2198
Facsimile: 201-680-4610
     The Company or the Warrant Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.
     Unless the Warrant is a Global Warrant, any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Registry and shall be sufficiently given if so mailed within the time prescribed. Any notice to the owners of a beneficial interest in a Global Warrant shall be distributed through the Depositary in accordance with the procedures of the Depositary. Communications to such Holder shall be deemed to be effective at the time of dispatch to the Depositary.
     Failure to provide a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is provided in the manner provided above, it is duly given, whether or not the intended recipient actually receives it.
     Section 6.04 Governing Law.
     This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
     Section 6.05 Successors.
     All agreements of the Company in this Agreement and the Warrants shall bind its successors. All agreements of the Warrant Agent in this Agreement shall bind its successors.
     Section 6.06 Multiple Originals.
     The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement.
     Section 6.07 Inspection of Agreement.

     A copy of this Agreement shall be made available at all reasonable times for inspection by any registered Holder or owner of a beneficial interest in a Global Warrant at the offices of the Warrant Agent (or successor warrant agent) designated for such purpose.
     Section 6.08 Headings.
     The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
     Section 6.09 Severability.
     The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.
     Section 6.10 Customer Identification Program.
     Each Person that is a party hereto acknowledges that the Warrant Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Warrant Agent must obtain, verify and record information that allows the Warrant Agent to identify each such Person. Accordingly, prior to accepting an appointment hereunder, the Warrant Agent may request information from any such Person that will help the Warrant Agent to identify such Person, including without limitation, as applicable, such Person’s physical address, tax identification number, organizational documents, certificate of good standing or license to do business. Each person or entity that is a party hereto agrees that the Warrant Agent cannot accept an appointment hereunder unless and until the Warrant Agent verifies each such Person’s identity in accordance with the Customer Identification Program requirements.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed as of the date first written above.
THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Christopher J. Swift
	Name:	Christopher J. Swift
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Lee Kowalsky
	Name:	Lee Kowalsky
	Title:	Senior Relationship Manager

EXHIBIT A
FORM OF WARRANT
[Legend to be included for Global Warrants.]
[UNLESS THIS GLOBAL WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK TO THE HARTFORD FINANCIAL SERVICES GROUP, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY WARRANT CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO ON THE REVERSE HEREOF.]

WARRANTS
to purchase
shares of
Common Stock
of
The Hartford Financial Services Group, Inc.

No. [ ]	CUSIP No: [•]
     (1) Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated. Any capitalized terms used but not defined herein that are defined in the Warrant Agreement shall have the meanings set forth in the Warrant Agreement.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such Person, whether through the ownership of voting securities by contract or otherwise.
     “Agent Members” means the securities brokers and dealers, banks and trust companies, clearing organizations and certain other organizations that are participants in the Depositary’s system.
     “Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.
     “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Company’s stockholders.
     “business day” means any day except Saturday, Sunday, any day on which banking institutions in the State of New York are authorized or required by law or other governmental actions to close and, so long as the Warrants are listed on the New York Stock Exchange, any day on which the New York Stock Exchange is authorized or required by law or other governmental actions to close.
     “Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
     “Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.
     “Common Stock” means the common stock, par value $0.01 per share, of the Company.

     “Company” means The Hartford Financial Services Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware.
     “Definitive Warrant” means a Warrant Certificate in definitive form that is not deposited with the Depositary or with the Warrant Agent as custodian for the Depositary.
     “Depositary” means The Depository Trust Company, its nominees and their respective successors.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Exercise Price” means $9.79, subject to adjustment as set forth herein.
     “Expiration Time” has the meaning set forth in Section 3.
     “Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.
     “Global Warrant” means a Warrant Certificate in global form that is deposited with the Depositary or with the Warrant Agent as custodian for the Depositary.
     “Governmental Entities” means, collectively, all United States and other governmental, regulatory or judicial authorities.
     “Issue Date” means June 26, 2009.
     “Market Price” means, with respect to a particular security, on any given day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by the Company for that purpose. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose; provided that if any such security is listed or traded on a non-U.S. market, such fair market value shall be determined by reference to the closing price of such security as of the end of the most recently ended business day in such market prior to the date of determination; and further provided that if making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion shall be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such exercise date. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the New York Stock Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
     “Notice of Exercise” has the meaning set forth in Section 3.
     “Ordinary Cash Dividends” means a regular quarterly cash dividend on shares of Common Stock out of surplus or net profits legally available therefor (determined in accordance with U.S. GAAP in effect from time to time), provided that Ordinary Cash Dividends shall not include any cash dividends paid subsequent to the Issue Date to the extent the aggregate per share dividends paid on the outstanding Common Stock in any quarter exceed $0.05, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
     “Per Share Fair Market Value” has the meaning set forth in Section 12(B).
     “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
     “Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) and (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant Certificate is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
     “Shares” has the meaning set forth in Section 2.
     “trading day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one-half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock. The term “trading day” with respect to any security other than the Common Stock shall have a correlative meaning based on the primary exchange or quotation system on which such security is listed or traded.
     “Transfer Agent” means The Bank of New York Mellon, as transfer agent of the Company, and any successor transfer agent.
     “U.S. GAAP” means United States generally accepted accounting principles.
     “Warrant” means a right to purchase a number of shares of the Company’s Common Stock equal to the Warrant Share Number as provided herein.
     “Warrant Agent” has the meaning set forth in Section 16.
     “Warrant Agreement” has the meaning set forth in Section 16.
     “Warrant Certificate” means a fully registered certificate evidencing Warrants.
     “Warrantholder” means a registered owner of Warrants as set forth in the Registry.
     “Warrant Share Number” means one share of Common Stock, as subsequently adjusted pursuant to the terms of this Warrant and the Warrant Agreement.
     (2) Number of Shares; Exercise Price. This certifies that, for value received, [Cede & Co.]1, and any of its registered assigns, is the registered owner of [the number of Warrants set forth on Schedule A hereto]2 [              Warrants]3 , each of which entitles the Warrantholder to purchase from the Company, upon the terms and subject to the conditions hereinafter set forth, a number of fully paid and nonassessable shares of Common Stock (each a “Share” and collectively the “Shares”) equal to the Warrant Share Number at a purchase price per share equal to the Exercise Price. The Warrant Share Number and the Exercise Price are subject to adjustment as provided herein, and all references to “Warrant Share Number,” “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.
     (3) Exercise of Warrant; Term. Subject to Section 2, to the extent permitted by applicable laws and regulations, all or a portion of the Warrants evidenced by this Warrant Certificate are exercisable by the Warrantholder, at any time or from time to time, after the

[1]	Include for Global Warrant.

[2]	Include for Global Warrant.

[3]	Include for Definitive Warrants.

execution and delivery of this Warrant Certificate by the Company on the date hereof, but in no event later than 5:00 p.m., New York City time on the tenth anniversary of the Issue Date (the “Expiration Time”), by (A) delivery to the Warrant Agent of a notice of exercise in the form annexed hereto (the “Notice of Exercise”), duly completed and executed (or to the Company or to such other office or agency of the Company in the United States as the Company may designate by notice in writing to the Warrantholders pursuant to Section 18), and (B) payment of the Exercise Price for the Shares thereby purchased by having the Company withhold, from the shares of Common Stock that would otherwise be delivered to such Warrantholder upon such exercise, Shares issuable upon exercise of the Warrants so exercised equal in value to the aggregate Exercise Price as to such Shares, based on the Market Price of the Common Stock on the trading day on which such Warrants are exercised and the Notice of Exercise is delivered to the Warrant Agent pursuant to this Section 3. For the avoidance of doubt, if Warrants are exercised such that the Exercise Price would exceed the value of the Shares issuable upon exercise, no amount shall be due and payable by the Warrantholder to the Company. In the case of a Global Warrant, any person with a beneficial interest in such Global Warrant shall effect compliance with the requirements in clauses (A) and (B) above through the relevant Agent Member in accordance with procedures of the Depositary.
     In the case of a Global Warrant, whenever some but not all of the Warrants represented by such Global Warrant are exercised in accordance with the terms thereof and of the Warrant Agreement, such Global Warrant shall be surrendered by the Warrantholder to the Warrant Agent, which shall cause an adjustment to be made to Schedule A to such Global Warrant so that the number of Warrants represented thereby will be equal to the number of Warrants theretofor represented by such Global Warrant less the number of Warrants then exercised. The Warrant Agent shall thereafter promptly return such Global Warrant to the Warrantholder or its nominee or custodian. In the case of a Definitive Warrant, whenever some but not all of the Warrants represented by such Definitive Warrant are exercised in accordance with the terms thereof and of the Warrant Agreement, the Warrantholder shall be entitled, at the request of such Warrantholder, to receive from the Company within a reasonable time, and in any event not exceeding three business days, a new Definitive Warrant in substantially identical form for the number of Warrants equal to the number of Warrants theretofor represented by such Definitive Warrant less the number of Warrants then exercised.
     If this Warrant Certificate shall have been exercised in full, the Warrant Agent shall promptly cancel such certificate following its receipt from the Warrantholder or the Depositary, as applicable.
     Notwithstanding anything in this Warrant Certificate to the contrary, in the case of Warrants evidenced by a Global Warrant, any Agent Member may, without the consent of the Warrant Agent or any other person, on its own behalf and on behalf of any beneficial owner for which it is acting, enforce, and may institute and maintain, any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, its right to exercise, and to receive Shares for, its Warrants as provided in the Global Warrant, and to enforce the Warrant Agreement.

     (4) Issuance of Shares; Authorization; Listing. Shares issued upon exercise of Warrants evidenced by this Warrant Certificate shall be (i) issued in such name or names as the exercising Warrantholder may designate and (ii) delivered by the Transfer Agent to such Warrantholder or its nominee or nominees (A) via book-entry transfer crediting the account of such Warrantholder (or the relevant Agent Member for the benefit of such Warrantholder) through the Depositary’s DWAC system (if the Transfer Agent participates in such system), or (B) otherwise in certificated form by physical delivery to the address specified by the Warrantholder in the Notice of Exercise. The Company shall use its commercially reasonable efforts to cause its Transfer Agent to be a participant in the Depositary’s DWAC system. The Company shall cause the number of full Shares to which such Warrantholder shall be entitled to be so delivered by the Transfer Agent within a reasonable time, not to exceed three business days, after the date on which Warrants evidenced by this Warrant Certificate have been duly exercised in accordance with the terms hereof.
     The Company hereby represents and warrants that any Shares issued upon the exercise of Warrants evidenced by this Warrant Certificate in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by a Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to a Warrantholder as of the close of business on the date on which Warrants evidenced by this Warrant Certificate have been duly exercised, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times until the Expiration Time (or, if such date shall not be a business day, then on the next succeeding business day) reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of Warrants evidenced by this Warrant Certificate, the aggregate number of shares of Common Stock then issuable upon exercise hereof at any time. The Company will (A) procure, at its sole expense, the listing of the Shares issuable upon exercise hereof at any time, subject to issuance or notice of issuance, on all principal stock exchanges on which the Common Stock is then listed or traded and (B) maintain such listings of such Shares at all times after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.
     (5) No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of Warrants evidenced by this Warrant Certificate. In lieu of any fractional Share otherwise issuable to a Warrantholder upon the exercise of any Warrants, such Warrantholder shall be entitled to receive a cash payment equal to the pro-rated Market Price of the Common Stock on the date of exercise (or, if the date of exercise is not a trading day, on the next succeeding trading day) representing such fractional Share. The beneficial owners of the Warrants and the Warrantholder, by their acceptance hereof, expressly waive their right to receive any fraction of a share of Common Stock or a certificate representing a fraction of a share of Common Stock or Warrant Certificate representing a fractional Warrant upon exercise of any Warrant.

     (6) No Rights as Stockholders; Transfer Books. Warrants evidenced by this Warrant Certificate do not entitle the Warrantholder or the owner of any beneficial interest in such Warrants to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of Warrants in any manner which interferes with the timely exercise hereof.
     (7) Charges, Taxes and Expenses. Issuance of Shares in certificated or book-entry form to the Warrantholder upon the exercise of Warrants evidenced by this Warrant Certificate shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such Shares (other than liens or charges created by a Warrantholder, income and franchise taxes incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith), all of which taxes and expenses shall be paid by the Company.
     (8) Transfer/Assignment. This Warrant Certificate and all rights hereunder are transferable, in whole or in part, upon the books of the Company (or an agent duly appointed by the Company) by the registered holder hereof in person or by duly authorized attorney, and one or more new Warrant Certificates shall be made and delivered by the Company, of the same tenor and date as this Warrant Certificate but registered in the name of one or more transferees, upon surrender of this Warrant Certificate, duly endorsed, to the office or agency of the Company described in Section 3; provided that if this Warrant Certificate is a Global Warrant registered in the name of the Depositary, transfers of such Global Warrant may only be made as a whole, and not in part, and only by (i) the Depositary to a nominee of the Depositary, (ii) a nominee of the Depositary to the Depositary or another nominee of the Depositary or (iii) the Depositary or any such nominee to a successor Depositary or its nominee. All expenses (other than any stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrants pursuant to this Section 8 shall be paid by the Company.
     If this Warrant Certificate is a Global Warrant, then so long as the Global Warrant is registered in the name of the Depositary, the holders of beneficial interests in the Warrants evidenced thereby shall have no rights under this Warrant Certificate with respect to the Global Warrant held on their behalf by the Depositary or the Warrant Agent as its custodian, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant Agent as the absolute owner of the Global Warrant for all purposes whatsoever except to the extent set forth herein. Accordingly, any such owner’s beneficial interest in the Global Warrant will be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or the Agent Members, and neither the Company nor the Warrant Agent shall have any responsibility with respect to such records maintained by the Depositary or the Agent Members. Notwithstanding the foregoing, nothing herein shall (i) prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (ii) impair, as between the Depositary and the Agent Members, the operation of customary practices governing the exercise of the rights of a holder of a beneficial interest in any Warrant. Except as otherwise may be provided in this Warrant Certificate or the Warrant Agreement, the rights of beneficial owners in a Global Warrant shall be exercised through the

Depositary subject to the applicable procedures of the Depositary. Any holder of the Global Warrant shall, by acceptance of the Global Warrant, agree that transfers of beneficial interests in the Global Warrant may be effected only through a book-entry system maintained by the Depositary, and that ownership of a beneficial interest in the Warrants represented thereby shall be required to be reflected in book-entry form.
     A Global Warrant shall be exchanged for Definitive Warrants, and Definitive Warrants may be transferred or exchanged for a beneficial interest in a Global Warrant, only at such times and in the manner specified in the Warrant Agreement. The holder of a Global Warrant may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold beneficial interests in such Global Warrant through Agent Members, to take any action that a Warrantholder is entitled to take under a Warrant or the Warrant Agreement.
     (9) Exchange and Registry of Warrants. This Warrant Certificate is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new Warrant Certificate or Warrant Certificates of like tenor and representing the same aggregate number of Warrants. The Company or an agent duly appointed by the Company (which initially shall be the Warrant Agent) shall maintain a Registry showing the name and address of the Warrantholder as the registered holder of this Warrant Certificate. This Warrant Certificate may be surrendered for exchange or exercise in accordance with its terms, at the office of the Company or any such agent, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such Registry.
     (10) Loss, Theft, Destruction or Mutilation of Warrant Certificate. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant Certificate, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the same aggregate number of Warrants as provided for in such lost, stolen, destroyed or mutilated Warrant Certificate.
     (11) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.
     (12) Adjustments and Other Rights. The Exercise Price and the Warrant Share Number shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment, and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication:
     (A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of

Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Warrant Share Number at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of a Warrant after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the Warrant Share Number had such Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying such Exercise Price by the quotient of (x) the Warrant Share Number immediately prior to such adjustment divided by (y) the new Warrant Share Number determined pursuant to the immediately preceding sentence.
     (B) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding Ordinary Cash Dividends, dividends of its Common Stock and other dividends or distributions referred to in Section 12(A)), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (i) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (ii) such Market Price on such date specified in clause (i); such adjustment shall be made successively whenever such a record date is fixed. In such event, the Warrant Share Number shall be increased to the number obtained by multiplying the Warrant Share Number immediately prior to such adjustment by the quotient of (x) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly cash dividend, the Per Share Fair Market Value would be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Exercise Price and the Warrant Share Number then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price and the Warrant Share Number that would then be in effect if such record date had not been fixed.
     (C) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the

Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (a) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (b) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the Warrant Share Number shall be increased to the number obtained by multiplying the Warrant Share Number immediately prior to such adjustment by the quotient of (x) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment divided by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Exercise Price or decrease in the Warrant Share Number shall be made pursuant to this Section 12(C).
     (D) Business Combinations or Reclassifications of Common Stock. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 12(A)), a Warrantholder’s right to receive Shares upon exercise of a Warrant shall be converted into the right to exercise such Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of such Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such Warrantholder’s right to exercise a Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of a Warrant following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the consideration that a Warrantholder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election). For purposes of determining any amount to be withheld pursuant to Section 3 from stock, securities or the property that would otherwise be delivered to a Warrantholder upon exercise of Warrants following any Business Combination, the amount of such stock, securities or property to be withheld shall have a Market Price equal to the aggregate Exercise Price as to which such Warrants are so exercised, based on the fair market value of such stock, securities or property on the trading day on which such Warrants are exercised and the Notice of Exercise is delivered to the Warrant Agent; provided that in the case of any property that is not a security, the Market Price of such property shall be deemed to be its fair market value as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose; and further provided that if making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion shall be done in accordance with customary procedures based on the rate for conversion of such currency into U.S. dollars displayed on the relevant page by Bloomberg L.P. (or any successor or replacement service) on or by 4:00 p.m., New York City time, on such exercise date.
     (E) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the Warrant Share Number shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more, or on exercise of a Warrant if it shall earlier occur.
     (F) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 12 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to a Warrantholder of Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that, upon request, the Company shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
     (G) Other Events. Neither the Exercise Price nor the Warrant Share Number shall be adjusted in the event of a change in the par value of the Common Stock or a change in the jurisdiction of incorporation of the Company.
     (H) Statement Regarding Adjustments. Whenever the Exercise Price or the Warrant Share Number shall be adjusted as provided in Section 12, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Share Number after such adjustment. The Company shall deliver to the

Warrant Agent a copy of such statement and shall cause a copy of such statement to be sent or communicated to the Warrantholders pursuant to Section 18.
     (I) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the Warrant Share Number or a change in the type of securities or property to be delivered upon exercise of a Warrant), the Company shall deliver to the Warrant Agent a notice and shall cause such notice to be sent or communicated to the Warrantholders, in the manner set forth in Section 18, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of a Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
     (J) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all Shares that a Warrantholder is entitled to receive upon exercise of a Warrant pursuant to this Section 12.
     (K) Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.
     (13) No Impairment. The Company will not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant Certificate and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.
     (14) Governing Law. This Warrant Certificate and the Warrants evidenced hereby shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     (15) Binding Effect; Countersignature by Warrant Agent. This Warrant Certificate shall be binding upon any successors or assigns of the Company. This Warrant Certificate shall not be valid until an authorized signatory of the Warrant Agent (as defined below) or its agent as provided in the Warrant Agreement (as defined below) countersigns this Warrant Certificate. Such signature shall be solely for the purpose of authenticating this Warrant Certificate and shall be conclusive evidence that this Warrant Certificate has been countersigned under the Warrant Agreement.
     (16) Warrant Agreement; Amendments. This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of September 21, 2010 (the “Warrant Agreement”), between the Company and The Bank of New York Mellon (the “Warrant Agent,” which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the beneficial owners of the Warrants and the Warrantholders consent by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a statement of the respective rights, limitations of rights, duties and obligations of the Company, the Warrant Agent and the Warrantholders and beneficial owners of the Warrants. A copy of the Warrant Agreement may be obtained for inspection by the Warrantholders upon written request to the Warrant Agent at The Bank of New York Mellon, 111 Founders Plaza, East Hartford, Connecticut 06108, Attention: Lee Kowalsky. The Warrant Agreement and this Warrant Certificate may be amended and the observance of any term of the Warrant Agreement or this Warrant Certificate may be waived only to the extent provided in the Warrant Agreement.
     (17) Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of the Warrants evidenced by this Warrant Certificate, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its Charter.
     (18) Notices. Unless this Warrant Certificate is a Global Warrant, any notice or communication mailed to the Warrantholder shall be mailed to the Warrantholder at the Warrantholder’s address as it appears in the Registry and shall be sufficiently given if so mailed within the time prescribed. Any notice to holders of a beneficial interest in a Global Warrant shall be distributed through the Depositary in accordance with the procedures of the Depositary. Communications to such holders shall be deemed to be effective at the time of dispatch to the Depositary.
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     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by a duly authorized officer. This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.
Dated:

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
By
Name:
Title:

Countersigned by:

THE BANK OF NEW YORK MELLON, as Warrant Agent,
By
Authorized Signatory

[Schedule A to Global Warrant]4
     The initial number of Warrants represented by the Global Warrant is 52,093,973.
     The following decreases in the number of Warrants represented by the Global Warrant have been made as a result of the exercise of certain Warrants represented by the Global Warrant:

Total Number of
		Warrants Represented	Notation Made
Date of Exercise	Number of	Hereby Following	by Warrant
of Warrants	Warrants Exercised	Such Exercise	Agent

[4]	Include if the Warrant is a Global Warrant.

[Form of Notice of Exercise]
(To be executed only upon exercise of Warrants)
Date:
TO: The Hartford Financial Services Group, Inc. (the “Company”)
RE: Election to Purchase Common Stock
     The undersigned registered holder of [                    ] Warrants irrevocably elects to exercise the number of Warrants set forth below represented by the Global Warrant (or, in the case of a Definitive Warrant, the Warrant Certificate enclosed herewith), and surrenders all right, title and interest in the number of Warrants exercised hereby to the Company, and directs that the shares of Common Stock or other securities or property delivered upon exercise of such Warrants, and any interests in the Global Warrant or Definitive Warrant representing unexercised Warrants, be registered or placed in the name and at the address specified below and delivered thereto.

Number of
Warrants

Holder:

By:

Name:

Title:

Signature guaranteed by (if a guarantee is required):
__________________________________________

Securities and/or check to be issued to:

If in book-entry form through the Depositary:

Depositary Account
Number:

Name of Agent
Member:

If in definitive form:

Social Security Number
or Other Identifying
Number:

Name:

Street Address:

City, State and Zip
Code:
Any unexercised Warrants evidenced by the exercising Warrantholder’s interest in the Global Warrant or Definitive Warrant, as the case may be, to be issued to:

If in book-entry form through the Depositary:

Depositary Account
Number:

Name of Agent
Member:

If in definitive form:

Social Security Number
or Other Identifying
Number:

Name:

Street Address:

City, State and Zip Code:

[Form of Assignment]
For value received, the undersigned registered Warrantholder of the within Warrant Certificate hereby sells, assigns and transfers unto the Assignee(s) named below (including the undersigned with respect to any Warrants constituting a part of the Warrants evidenced by the within Warrant Certificate not being assigned hereby) all of the right, title and interest of the undersigned under the within Warrant Certificate with respect to the number of Warrants set forth below, and does irrevocably constitute and appoint [                    ], the undersigned’s attorney, to make such transfer on the books of the Company maintained for the purpose, with full power of substitution in the premises.

Social Security
Number or other
Identifying
Name of Assignees	Address	Number of Warrants	Number

Dated:

Holder:

By:

Name:

Title:
Signature guaranteed by (if a guarantee is required):
___________________________________